As filed with the Securities and Exchange Commission on October 19, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Sierra Pacific Resources

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation or organization)

88-0198358

(I.R.S. Employer Identification No.)

P.O. Box 10100 (6100 Neil Road)

Reno, Nevada 89520-0024 (89511)

(775) 834-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sierra Pacific Resources Employee Stock Purchase Plan

Sierra Pacific Resources 2003 Non-Employee Director Stock Plan

Sierra Pacific Resources 2004 Executive Long-Term Incentive Plan

(Full title of the plan)

Paul J. Kaleta, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Sierra Pacific Resources

P.O. Box 10100 (6100 Neil Road)

Reno, Nevada 89520-0024 (89511)

(775) 834-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

James A. McDaniel, Esq.

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

(617) 248-5000

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE(2)
Common Stock, $1.00 par value	7,956,240	$15.65	$124,515,156	$3,823

(1)   In accordance with Rule 416, this registration statement shall also cover any additional shares of Common Stock that become offered or issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions. The shares covered by this registration statement are issuable pursuant to awards granted or to be granted under the Company’s equity compensation plans, each of which contain equitable adjustment provisions.

(2)   Pursuant to Rule 457(h)(1) and Rule 457(c), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low composite prices of the Common Stock as reported on the NYSE on October 16, 2007 of $15.65 per share.

This registration statement has been prepared in accordance with the requirements of Form S-8, as amended, and relates to an aggregate of 7,956,240 shares of common stock, $1.00 per value per share, of Sierra Pacific Resources (referred to herein, as “we,” “us,” the “Company” and “Sierra Pacific”) that have been reserved for issuance under the Sierra Pacific Resources Employee Stock Purchase Plan, the Sierra Pacific Resources 2003 Non-Employee Director Stock Plan and the Sierra Pacific Resources 2004 Executive Long-Term Incentive Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 constituting the requirements of a Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. Such information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Documents Incorporated By Reference

The Commission allows us to “incorporate by reference” in this registration statement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this registration statement, and information in documents that we file later with the Commission will automatically update and supersede information contained in documents filed earlier with the Commission or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” and not “filed” in accordance with Commission rules:

•      our Annual Report on Form 10-K for the year ended December 31, 2006;

•      our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•      our Current Reports on Form 8-K filed on January 18, 2007, January 19, 2007, February 1, 2007, February 16, 2007, March 14, 2007, March 23, 2007, April 27, 2007, May 11, 2007, May 29, 2007, June 12, 2007, June 13, 2007, June 15, 2007, June 25, 2007, June 27, 2007, June 28, 2007, July 3, 2007, July 10, 2007 and September 26, 2007; and

•      the description of our capital stock contained in our registration statement on Form 8-B, filed with the SEC on September 30, 1984.

You may request a copy of any filings referred to above (excluding certain exhibits to the documents), at no cost, by writing or telephoning us at the following address:

Shareholder Relations

Sierra Pacific Resources

6100 Neil Road

P.O. Box 30150

Reno, Nevada 89520-0400

(775) 834-3610 or 800-662-7575 Toll Free

Item 4.  Description of Securities

Not Required.

Item 5.  Interests of Named Experts and Counsel

Not Applicable.

Item 6.  Indemnification of Directors and Officers

The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

Each of the Articles of Incorporation and By-laws of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company’s provide in substance that no director, officer, employee, fiduciary or authorized representative of the respective company shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director, officer or other representative capacity to the fullest extent that the laws of the State of Nevada permit elimination or limitation of the liability of directors and officers.

The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Each of the By-laws of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company provide in substance that every director and officer of the respective company shall be entitled to indemnification against reasonable expense and any liability incurred in connection with the defense of any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the respective company or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a director or officer of the respective company or by reason of the fact that such person is or was serving at the request of Sierra Pacific Resources, Nevada Power Company or Sierra Pacific Power Company as a director, officer, employee, fiduciary or other representative of the respective company or another corporation, partnership, joint venture, trust, employee benefit plan or other entity, except to the extent prohibited by law.

Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company have each purchased insurance coverage under a policy insuring its directors and officers against certain liabilities which they may incur in their capacity as such.

See “Item 9. Undertakings” for a description of the Commission’s position regarding such indemnification provisions.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

See Index to Exhibits preceding the Exhibits included as part of this registration statement.

Item 9.  Undertakings

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on October 19, 2007.

SIERRA PACIFIC RESOURCES

By:	/s/ William D. Rogers
William D. Rogers
Corporate Senior Vice President, Chief Financial Officer
and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael W. Yackira, William D. Rogers, Paul J. Kaleta and John E. Brown as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all supplements and amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael W. Yackira	Director, Chief Executive Officer	October 19, 2007
Michael W. Yackira	and President

/s/ William D. Rogers	Corporate Senior Vice President,	October 19, 2007
William D. Rogers	Chief Financial Offer and Treasurer

/s/ John E. Brown	Corporate Controller	October 19, 2007
John E. Brown

Signature	Title	Date

/s/ Walter M. Higgins III	Chairman of the Board	October 19, 2007
Walter M. Higgins III

Director
Joseph B. Anderson, Jr.

/s/ Glenn C. Christenson	Director	October 19, 2007
Glenn C. Christenson

/s/ Mary Lee Coleman	Director	October 19, 2007
Mary Lee Coleman

Director
Krestine M. Corbin

/s/ Theodore J. Day	Director	October 19, 2007
Theodore J. Day

/s/ Jerry E. Herbst	Director	October 19, 2007
Jerry E. Herbst

/s/ Brian J. Kennedy	Director	October 19, 2007
Brian J. Kennedy

/s/ John F. O’Reilly	Director	October 19, 2007
John F. O’Reilly

/s/ Philip G. Satre	Director	October 19, 2007
Philip G. Satre

Signature	Title	Date

Director
Donald D. Snyder

Director
Clyde T. Turner

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Restated and Amended Articles of Incorporation of Sierra Pacific Resources, dated May 24, 2006 (filed as Exhibit 3.1 to Form 10-Q for quarter ended June 30, 2006)

4.2	By-laws of Sierra Pacific Resources, as amended through May 3, 2005 (filed as Exhibit 3.1 to Form 8-K filed May 9, 2005)

*5.1	Opinion of Choate, Hall & Stewart LLP

*5.2	Opinion of Woodburn and Wedge

*23.1	Consent of Deloitte & Touche LLP

*23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1)

*23.3	Consent of Woodburn & Wedge (included in Exhibit 5.2)

*24.1	Powers of Attorney (included in signature page)

99.1	Sierra Pacific Resources Employee Stock Purchase Plan (filed as Exhibit 99.3 to Form S-8 dated December 13, 1999)

*99.2	Sierra Pacific Resources 2003 Non-Employee Director Plan, as amended

99.3	Sierra Pacific Resources 2004 Executive Long-Term Incentive Plan (filed as Appendix A to 2004 Proxy Statement)

*  Filed herewith.